Exhibit 4.10


                                                          Davis, Graham & Stubbs
                                                               Prototype Defined
                                                         Contribution Plan Trust
                                                                       Agreement

                                 TRUST AGREEMENT

                                     BETWEEN

                             UNION BANKSHARES, LTD.

                                       AND

                                 HERMAN J. ZUECK
                               CHARLES R. HARRISON
                                       AND
                             BRUCE E. HALL, TRUSTEES

                                     FOR THE

                             UNION BANKSHARES, LTD.
                           PROFIT-SHARING 401(K) PLAN





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                                TABLE OF CONTENTS

                                                                            PAGE

RECITALS ..................................................................  1

AGREEMENT..................................................................  1

I.       GENERAL DUTIES OF PARTIES.........................................  1

         1.1      Establishment of Trust...................................  1
         1.2      General Duties of Trustee................................  1
         1.3      General Duties of Employer...............................  2

II.      INVESTMENT OF FUND................................................  2

         2.1      Discretionary Investments................................  2
         2.2      Participant Direction of Certain Investment Options......  2
                  (a)      Equity Fund Option..............................  2
                  (b)      Fixed Income Option.............................  3
                  (c)      Balanced Fund Option............................  3
                  (d)      Short-Term Investment Option....................  3
                  (e)      Guaranteed Investment Contract..................  3
                  (f)      Other Option....................................  3
         2.3      Participant Investment Discretion........................  3
         2.4      Investment Manager.......................................  4
         2.5      Restrictions on Investments..............................  4
         2.6      Loans to Participants....................................  5
         2.7      Powers of Trustee........................................  5
         2.8      Prohibited Transactions..................................  6
         2.9      Pooled Funds.............................................  6

III.     DISTRIBUTIONS.....................................................  6

         3.1      Information and Directions...............................  6
         3.2      Distributions from the Trust Fund........................  7

IV.      TRUSTEE ADMINISTRATIVE PROVISIONS.................................  7

         4.1      Reliance on Directions of Plan Administrator.............  7
         4.2      Advice of Counsel........................................  7
         4.3      Compromise of Claims.....................................  7
         4.4      Third Parties............................................  7
         4.5      Duty of Prudence.........................................  7




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                                                                           PAGE

         4.6      Information Furnished Trustee............................  8
         4.7      Directions to Trustee....................................  8
         4.8      Administration of the Plan...............................  8
         4.9      Signatures...............................................  8

V.       TAXES, EXPENSES AND COMPENSATION OF TRUSTEE.......................  8

         5.1      Taxes....................................................  8
         5.2      Expenses and Compensation................................  8

VI.      RESIGNATION, REMOVAL AND APPOINTMENT OF TRUSTEE...................  9

         6.1      Resignation of Trustee...................................  9
         6.2      Removal of Trustee.......................................  9
         6.3      Appointment of Successor Trustee.........................  9
         6.4      Transfer of Fund to Successor............................  9
         6.5      Merger or Consolidation of Trustee.......................  9

VII.     SETTLEMENT OF ACCOUNTS -- ENFORCEMENT OF TRUST --
         LEGAL PROCEEDINGS................................................. 10

         7.1      Reports of Trustee....................................... 10
         7.2      Settlement of Account.................................... 10
         7.3      Judicial Settlement...................................... 10
         7.4      Determination of Interest under Plan or in Trust Fund.... 10
         7.5      Legal Proceedings........................................ 10

VIII.    DURATION AND TERMINATION OF TRUST -- AMENDMENT.................... 11

         8.1      Duration and Termination................................. 11
         8.2      Distribution upon Termination............................ 11
         8.3      Amendment................................................ 11

IX.      MISCELLANEOUS..................................................... 11

         9.1      Governing................................................ 11
         9.2      Titles and Headings Not to Control....................... 11
         9.3      Tax-Exemption............................................ 11



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                             DAVIS, GRAHAM & STUBBS

                       PROTOTYPE DEFINED CONTRIBUTION PLAN

                                 TRUST AGREEMENT



                                    RECITALS


     I. This Trust Agreement is entered into between UNION BANKSHARES, LTD. as Employer and HERMAN J. ZUECK, CHARLES R. HARRISON AND BRUCE E. HALL as Trustee.

     II. The Employer has established a retirement plan pursuant to the Davis, Graham & Stubbs Prototype Defined Contribution Plan ("Plan"). The Adoption Agreement and Plan are incorporated herein by reference. Capitalized words and phrases in this Agreement have the meanings set forth in the Plan and in this Trust Agreement.

     III. The Plan authorizes and requires the creation of a Trust Fund to hold, invest and distribute contributions by the Employer and Participants and any appreciation and net income attributable to such contributions.

     IV. If the Employer has so designated in the Adoption Agreement, this Trust Agreement shall constitute an amendment to and substitute for the trust agreement or custodial agreement executed by the Employer in conjunction with the Prior Plan.

                                    AGREEMENT

                                       I.
                            GENERAL DUTIES OF PARTIES

     1.1 ESTABLISHMENT OF TRUST -- The Trustee accepts the trust created hereby and covenants that it shall hold all property which it may receive hereunder in trust for the exclusive purposes of providing benefits to Participants, Former Participants and their Beneficiaries and defraying reasonable expenses of administering the Plan and Trust Fund, upon the terms and conditions hereinafter stated.

     1.2 GENERAL DUTIES OF TRUSTEE -- The Trustee shall hold all property received by it hereunder, which, together with the income and gains therefrom and additions thereto, shall constitute the Trust Fund. The Trustee shall manage, invest and reinvest the Trust Fund, collect the income thereof, and make payments therefrom, all as hereinafter provided. The Trustee shall be responsible only for the property actually received by it hereunder. It shall have no duty to administer the Plan, to compute any amount to be paid to it by the Employer or any Participant, or to bring any action or proceeding to enforce the collection from the Employer of any contribution to the Trust Fund.


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     1.3 GENERAL DUTIES OF EMPLOYER -- The Employer shall from time to time certify to the Trustee the name or names and specimen signatures of the Plan Administrator and of any other persons then acting who have been authorized by the Plan Administrator to control and manage the operation and administration of the Plan. The Employer shall make its Contributions as the same may be due under the Plan and shall promptly remit to the Trustee any Employee Contributions. All Contributions shall be in cash unless the Trustee is authorized to invest the Trust Fund primarily in Qualifying Employer Securities, in which case, Contributions may be made in Qualifying Employer Securities. The Employer shall keep accurate books and records with respect to Employees, Participants and their Service and Compensation.


                                       II.
                               INVESTMENT OF FUND

     2.1 DISCRETIONARY INVESTMENTS -- Except as otherwise provided in the Adoption Agreement or this Article, and subject to the limitations of Sections 2.2, 2.3, 2.4, 2.5 and 2.6, the Trustee shall have complete discretion with respect to the investment of the Trust Fund. The Trustee shall invest and reinvest the Trust Fund in any property, real, personal or mixed, wherever situate, and whether or not productive of income or consisting of wasting assets, including, without limitation, common and preferred stocks, bonds, notes and debentures (including convertible stocks and securities but not including any stock or securities of the Trustee or any corporation 50% or more of the stock of which is owned by the Trustee which are not Qualifying Employer Securities), leaseholds, mortgages (including, without limitation, any collective or part interest in any bond and mortgage or note and mortgage), certificates of deposit, demand or time deposits (including any such deposit with the Trustee or any other bank, any of the stock of which is owned by the Trustee), shares of investment companies and mutual funds, interests in partnerships and trusts, insurance policies and contracts, and oil, mineral or gas properties, royalties, interests or rights (including equipment pertaining thereto), without being limited to the classes of property in which trustees are authorized to invest trust funds by any law or any rule of court and without regard to the proportion any such property may bear to the entire amount of the Trust Fund; provided, however, that investments shall be so diversified as to minimize the risk of large losses unless under the circumstances it is, in the sole judgment of the Trustee, clearly prudent not to do so.

     2.2 PARTICIPANT DIRECTION OF CERTAIN INVESTMENT OPTIONS -- If the Adoption Agreement permits a Participant to direct investment in Investment Options provided by the Trustee, the Trustee shall invest each Participant's Accounts pursuant to Investment Directions given by the Participant under one or more of the investment options described below or in the addendum, unless Section 2.4 otherwise applies. A Participant shall not, however, have the power to direct the Trustee as to specific investments to be made under any Investment Option.

          (a) EQUITY FUND OPTION. This Option shall consist of a fund of common stocks and other equity securities, including interests in pooled trust funds maintained by the Trustee which invest primarily in common stocks and other equity securities.

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          (b) FIXED INCOME OPTION. This Option shall consist of a fund of bonds, mortgages, notes and other fixed income securities, including interests in pooled trust funds maintained by the Trustee which invests primarily in fixed income obligations.

          (c) BALANCED FUND OPTION. This Option shall be a fund consisting of such common stocks, other equity securities, bonds, mortgages, notes, other fixed income securities and interests in pooled trust funds maintained by the Trustee, as the Trustee shall, in its sole discretion, from time to time determine.

          (d) SHORT-TERM INVESTMENT OPTION. This Option shall consist of a fund including one or more of the following kinds of investments:
     interest-bearing savings accounts and time deposits offered by the Trustee, commercial paper, variable amount notes, money market funds or similar interest-bearing investments.

          (e) GUARANTEED INVESTMENT CONTRACT. This Option shall consist of an investment contract which guarantees a certain return and which is purchased by the Trustee as directed by the Committee.

          (f) OTHER OPTION. This Option shall consist of such other investment options which the Trustee may offer from time to time.

A Participant's Investment Directions shall apply to his or her Accounts, shall be in writing on a form provided by the Plan Administrator, shall be delivered to the Plan Administrator for transmission to the Trustee and shall be of a frequency determined by the Employer. Any Investment Directions relating to a Guaranteed Investment Contract under subsection 2.2(e) shall be subject to the terms and provisions of such contract including any prohibitions or penalties for early withdrawal. A Participant shall be entitled to give Investment Directions, or to change any Investment Directions previously given by him effective as of the first day following the next Valuation Date provided that the Investment Directions are received by the Trustee at least fifteen business days prior to such Valuation Date. Any such Investment Directions or change in Investment Directions shall apply to the Participant's entire Accounts unless otherwise directed in writing. In the absence of any change in Investment Directions, a Participant's Accounts shall be invested in accordance with his most recent Investment Directions or, if no Investment Directions have been previously given, in accordance with the Short-Term Investment Option described in subsection 2.2(d). Any Investment Directions given by a Participant shall not be effective unless and until received by the Trustee and shall be implemented by the Trustee as soon as practicable after receipt, but Trustee shall not be required to comply therewith earlier than ten banking business days after receipt.

     2.3 PARTICIPANT INVESTMENT DISCRETION -- If the Adoption Agreement permits a Participant to exercise complete discretion to invest his Accounts, a Participant may direct the investment of his Account by written Investment Instructions delivered to the Employer for transmission to the Trustee; provided, however, no investment shall be made in collectibles as defined by Code ss. 408(n), as amended. The Trustee shall comply with such Investment Instructions as soon as practicable after receipt, but shall not be required to comply therewith earlier than ten banking business days after receipt. In the absence of any change in Investment



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Instructions, the Participant's Accounts shall continue to be invested in accordance with the most recent Investment Instructions received by the Trustee or, if no Investment Instructions have been previously received, in an interest-bearing account as the Trustee in its discretion shall determine. The Trustee shall not be responsible for any loss incurred by the Participant's Accounts because of any Investment Instructions, or absence of Investment Instructions, received from the Participant.

     2.4 INVESTMENT MANAGER -- If the Adoption Agreement so permits, the Employer may from time to time appoint an Investment Manager who is registered as an investment adviser under the Investment Advisors Act of 1940, a bank as defined under such Act or an insurance company which has power to manage a trust fund under the laws of Colorado and at least one other state. Such Investment Manager shall be a fiduciary with power to manage, acquire or dispose of all or any specified portion of the Trust Fund. Such appointment shall be effected by delivery of a written instrument to the Trustee designating the Investment Manager, the effective date of such appointment, the portion of the Trust Fund to which such appointment applies and the Investment Manager's acceptance of such appointment. Such appointment shall be effective until the Employer delivers to the Trustee a written notice of the termination of the appointment of the Investment Manager. The Investment Manager so appointed shall have power to direct the Trustee as to the manner in which the assets of the Trust Fund shall be invested and reinvested. The Trustee shall comply with the directions of the Investment Manager as to the investment of that portion of the Trust Fund for which the Investment Manager has investment responsibility. If the Investment Manager shall fail to give such investment directions to the Trustee, the Trustee shall invest any uninvested assets of the Trust Fund in interest bearing accounts pending the receipt of directions from the Investment Manager. If the Investment Manager has investment responsibility for less than the entire Trust Fund, the Trustee shall have investment responsibility for the balance of the Trust Fund and shall invest and reinvest such balance in accordance with this Article. Upon receipt of written notice of the termination of the appointment of the Investment Manager, the Trustee shall reassume investment responsibility. The Trustee shall not be responsible for any loss sustained by the Trust Fund, or any Participant, former Participant or Beneficiary of any Participant or former Participant, as the result of the Employer's appointment of any Investment Manager or as the result of any act or failure to act on the part of any Investment Manager appointed by the Employer.

     2.5 RESTRICTIONS ON INVESTMENTS -- The Trustee shall not invest any portion of the Trust Fund in stocks, bonds, notes, debentures or other obligations issued by the Employer unless the Adoption Agreement authorizes the Trustee to invest the Trust Fund primarily in Qualifying Employer Securities, nor shall the Trustee acquire or hold any real property (and related personal property) which is leased to the Employer, without in either case first obtaining such prior rulings from the Internal Revenue Service and the United States Department of Labor, as the Trustee deems appropriate, that such investment, acquisition, holding or lease will not adversely affect the qualification of the Plan under Code ss. 401 or violate the provisions of Act ss. 406. For the purpose of this Section, the word "Employer" shall include any corporation which is a member of a controlled group of corporations (as defined in Code ss. 1563(a), except that the percentage applicable in determining control shall be 50%, or such lower percentage as may be specified by the Secretary of Labor) of which the Employer is a


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member. A person other than a corporation shall be treated as an affiliate of the Employer to the extent prescribed by the Secretary of Labor. If the Employer is not a corporation, it shall be treated as affiliated with another person to the extent prescribed by the Secretary of Labor.

     2.6 LOANS TO PARTICIPANTS -- Upon direction of the Plan Administrator pursuant to Section 7.11 of the Plan, the Trustee shall make loans from the Trust Fund to Participants in such amounts as the Plan Administrator shall specify. The Trustee shall not be obligated to determine whether the amount of any such loan or the circumstances under which it is granted comply with Section
7.11 of the Plan. Any such loan, however, shall be secured by a pledge of 50% of the balance of the Participant's Accounts, including any subsequent additions thereto but excluding any amounts credited as Deductible Contributions and any accumulations thereon, and shall bear a reasonable rate of interest and repayment terms satisfactory to the Trustee.

     2.7 POWERS OF TRUSTEE -- In addition to, and not by way of limitation of, any powers now or hereafter vested in the Trustee by law, and subject to the provisions of the Code and the Act, the Trustee shall have all powers reasonably necessary to its investment and administration of the Trust Fund, including, but not limited to, the power to do the following with respect to any securities or property held in the Trust Fund:

          (a) To sell, exchange, convey, transfer, lease for any period, pledge, mortgage, grant options, contract with respect to or otherwise encumber or dispose thereof at public or private sale for cash or upon credit or partly for both, and no person dealing with Trustee shall be bound to see to the application of the purchase money or to inquire into the validity, expediency or propriety of any such sale or other disposition;

          (b) To sue, defend, compromise, arbitrate, compound and settle any debt, obligation or claim due to or from it as Trustee or any other suit or legal proceeding involving the Trust Fund, and to increase or reduce the rate of interest on, to extend or otherwise modify, or to foreclose upon default or otherwise enforce any such debt, obligation or claim;

          (c) To give general or specific proxies or powers of attorney with or without powers of substitution;

          (d) To vote in person or by proxy on any stocks, bonds or other securities, or otherwise consent to or request any action on the part of the issuer;

          (e) To exercise any options appurtenant to any stocks, bonds or other securities for the conversion thereof into other stocks, bonds or securities, or to deposit them in any voting trust or with any protective or like committee, or with a trustee or depositories designated thereby, or to exercise any rights to subscribe for additional stocks, bonds or other securities and to make any and all necessary payments therefor, and to join and participate in, or to dissent from and oppose, any reorganization, recapitalization, consolidation, liquidation, sale or merger of corporations or properties in which it may be interested as the Trustee, upon such terms and conditions as it may deem wise;


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          (f) To retain, manage, operate, repair, improve, insure, lease, encumber, partition, dedicate or otherwise deal with any real estate held by it;

          (g) To retain uninvested such cash as it may deem necessary, without obligation to pay interest thereon;

          (h) If the Adoption Agreement so authorizes the Trustee, to invest the Trust Fund primarily in Qualifying Employer Securities ("primarily" meaning the authority to invest, to acquire and to hold up to 100% of the Trust Fund in Qualifying Employer Securities).

          (i) In general, to exercise all powers in the management of the Trust Fund which any individual could exercise in the management of property owned in his own right.

     2.8 PROHIBITED TRANSACTIONS -- Neither the Trustee, nor the Plan Administrator, nor the Employer shall engage, or cause the Trust Fund to engage, in any transaction if it knows or should know that the transaction directly or indirectly constitutes a transaction prohibited by Code ss. 4975(c) or Act ss.
406. Such prohibited transactions include, but are not limited to, transactions between the Trust Fund and a "disqualified person" (as defined in Code ss. 4975(e)(2)) or a "party in interest" (as defined in Act ss. 3(14)) involving:
(i) the sale or leasing of property; (ii) the lending of money or other extension of credit; (iii) the furnishing of goods, services or facilities; (iv) the transfer to or use by a disqualified person or party in interest of Trust Fund assets; and (v) the acquisition of employer securities or real property in violation of Act ss. 407(a). A "disqualified person" or "party in interest" includes, but is not limited to, the Trustee, the Employer, Highly Compensated Employees, officers, directors and shareholders of the Employer, certain persons and corporations related to or affiliated with the Employer and the Plan Administrator.

     2.9 POOLED FUNDS -- Notwithstanding any other provision of this Trust Agreement, the Trustee may cause all or any part of the assets of the Trust Fund to be commingled with the assets of trusts created by itself or others provided that the Trustee do this by causing such assets to be invested as a part of one or more of the funds created by any declaration of trust of any bank or trust company under which funds from other retirement, profit-sharing, stock bonus or other trusts which are exempt from income taxation under the Code are held. Assets of this Trust Fund so added to one or more of such funds at any time shall be subject to all of the provisions of such declaration of trust as amended from time to time. Such declaration of trust is adopted as part of this Trust Agreement.

                                      III.
                                  DISTRIBUTIONS

     3.1 INFORMATION AND DIRECTIONS -- The Plan Administrator shall give full and timely information and directions in writing to the Trustee relating to payment of all Plan Benefits. The Trustee shall hold or distribute all Plan Benefits in such form, in such amounts, at such time and to such payees as the Plan Administrator directs in writing. The Trustee shall have no duty to inquire into the correctness or propriety of any directions.


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     3.2 DISTRIBUTIONS FROM THE TRUST FUND -- The Plan Administrator shall direct the Trustee regarding the manner of payments due under this Agreement. Any payment may be mailed by the Trustee either directly to the distributee or to the Plan Administrator. Any distribution may be made either in cash, in kind, or partly in cash and in kind. For the purposes of such distribution, the Trustee's valuation of the property or securities so distributed shall be binding and conclusive on all persons.

                                      IV.
                        TRUSTEE ADMINISTRATIVE PROVISIONS

     4.1 RELIANCE ON DIRECTIONS OF PLAN ADMINISTRATOR -- The Trustee may rely upon, and shall be held harmless in relying upon, any certificate, notice or direction of the Plan Administrator which the Trustee believes to have been signed by the person or persons designated to act on behalf of the Plan Administrator, until notified otherwise. Communications to the Trustee shall be sent to the Trustee's office or to such other address as the Trustee may specify. No communication shall be binding upon the Trust Fund or the Trustee until it is received in writing by the Trustee, but the Trustee may act on any other communication it believes to be genuine. Communications to the Plan Administrator shall be sent to the Plan Administrator at the Employer's office designated in Section 1 of the Adoption Agreement or to such other address as the Plan Administrator may specify.

     4.2 ADVICE OF COUNSEL -- The Trustee may consult with any legal counsel, including its own counsel or counsel to the Employer, with respect to the construction of the Adoption Agreement, Plan or Trust Agreement, its duties thereunder, or any act which it proposes to take or omit.

     4.3 COMPROMISE OF CLAIMS -- The Trustee is authorized to accept, compromise or otherwise settle any obligation or liability due to or from it as Trustee hereunder, including any claims that may be asserted for taxes under present or future laws, or to enforce or contest the same by appropriate legal proceedings. The Trustee shall not be required to institute or continue litigation unless it is in possession of funds sufficient for that purpose or unless it has been indemnified to its satisfaction against its counsel fees and all other expenses and liabilities to which it may in its judgment be subjected in such action. The Trustee shall be entitled, out of the recoveries of any litigation, to reimbursement for its expenses in connection therewith.

     4.4 THIRD PARTIES -- No third party dealing with the Trustee shall be required to make any inquiry whether the Trustee is authorized to take or omit any action, or to follow the application by the Trustee of any money or property which may be paid or delivered to the Trustee.

     4.5 DUTY OF PRUDENCE -- The Trustee shall discharge its duties hereunder with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Trustee shall not be liable for any loss


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sustained by the Trust Fund by reason of the purchase, retention, sale or exchange of any investment in good faith and in accordance with the provisions of this Agreement and of any applicable federal law.

     4.6 INFORMATION FURNISHED TRUSTEE -- The Trustee shall have no responsibility for the accuracy of any information furnished it by the Employer or the Plan Administrator.

     4.7 DIRECTIONS TO TRUSTEE -- To the extent that this Trust Agreement directs the Trustee to act or refrain from acting or to the extent that the Trustee invests all or part of the Trust Fund as directed by the Employer, the Plan Administrator, a Participant or some third party pursuant to written Investment Directions or Investment Instructions, the Employer shall indemnify the Trustee for any and all liability or expense, including attorneys' fees, that the Trustee may incur from acting or refraining from acting in accordance with such Investment Directions or Investment Instructions or from failure to receive any directions or instructions timely and in writing.

     4.8 ADMINISTRATION OF THE PLAN -- The Trustee shall not be responsible for the administration of the Plan. Notwithstanding any reference herein to the Plan, it is hereby understood and agreed that the duties, obligations and rights of the Trustee shall be limited to the terms and provisions of this Trust Agreement. Neither any Participant, nor any Beneficiary, nor the Employer, nor the Plan Administrator, nor any person interested under the provisions of the Plan shall have any claims against the Trustee by virtue of any payments made by the Trustee to any Participant or Beneficiary in accordance with the instructions of the Plan Administrator or except as provided by this Agreement.

     4.9 SIGNATURES -- Any action by the Employer pursuant to this Agreement must be evidenced by a writing signed by the President, Vice-President or Managing Partner of the Employer.


                                       V.
                   TAXES, EXPENSES AND COMPENSATION OF TRUSTEE

     5.1 TAXES -- The Trustee shall deduct from and charge against the Trust Fund any taxes on the Trust Fund or the income thereof or which the Trustee is required to pay with respect to the interest of any person therein.

     5.2 EXPENSES AND COMPENSATION -- The Trustee shall pay from the Trust Fund, to the extent not paid by the Employer, the reasonable expenses of management and administration of the Trust Fund, including reasonable compensation of counsel and any agents engaged by the Trustee to assist it in such management and administration and, when so directed by the Employer, shall pay any specified expenses of administration of the Plan. The Employer shall pay the Trustee reasonable compensation for its services as Trustee hereunder. The Trustee shall have a lien on the Trust Fund for such compensation until paid and may pay such compensation from the Trust Fund if the Employer has not so paid within 60 days of the Trustee's statement for services rendered.


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                                       VI.
                 RESIGNATION, REMOVAL AND APPOINTMENT OF TRUSTEE

     6.1 RESIGNATION OF TRUSTEE -- The Trustee may resign at any time by filing with the Employer its written resignation. Such resignation shall take effect 30 days from the date of such filing or upon appointment of a successor pursuant to
Section 6.3, whichever shall first occur. If the Employer fails to appoint a successor Trustee, the Employer shall be deemed to be the Trustee.

     6.2 REMOVAL OF TRUSTEE -- The Employer may remove the Trustee at any time by delivering to the Trustee a written notice of its removal and an appointment of a successor pursuant to Section 6.3. Such removal shall not take effect prior to 30 days from delivery unless the Trustee agrees to an earlier effective date. If the Trustee is removed, the Employer may no longer participate in this Prototype Plan unless the successor Trustee is also a Sponsor of this Prototype Plan.

     6.3 APPOINTMENT OF SUCCESSOR TRUSTEE -- The appointment of a successor Trustee shall take effect upon delivery to the Trustee of (a) an instrument in writing appointing such successor, executed by the Employer, and (b) an acceptance in writing, executed by such successor. All of the provisions set forth herein with respect to the Trustee shall relate to each successor with the same force and effect as if such successor had been originally named as Trustee hereunder. A successor Trustee shall not have any obligation or liability with respect to the acts or omissions of its predecessor. If a successor is not appointed within 30 days after the Trustee gives notice of its resignation pursuant to Section 6.1, the Trustee or the Employer may apply to any court of competent jurisdiction for appointment of a successor.

     6.4 TRANSFER OF FUND TO SUCCESSOR -- Upon the resignation or removal of the Trustee and appointment of a successor, and after the final account of the Trustee has been settled as provided in Article VIII, the Trustee shall transfer and deliver the Trust Fund to such successor less such reasonable amount as it shall deem necessary to provide for its expenses and compensation, and any taxes or advances chargeable or payable out of the Trust Fund.

     6.5 MERGER OR CONSOLIDATION OF TRUSTEE -- Any corporation into which the Trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger, reorganization or consolidation to which the Trustee may be a party, or any corporation to which all or substantially all of the trust business of the Trustee may be transferred shall be the successor of the Trustee hereunder without the execution or filing of an instrument or the performance of any further act.


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                                      VII.
                            SETTLEMENT OF ACCOUNTS --
                             ENFORCEMENT OF TRUST --
                                LEGAL PROCEEDINGS

     7.1 REPORTS OF TRUSTEE -- The Trustee shall keep full records of its administration of the Trust Fund, which shall be open to inspection by the Employer, the Plan Administrator, or their authorized representatives at all reasonable times during business hours of the Trustee. Within 120 days after each Anniversary Date, or any termination of the duties of the Trustee, and at such other time or times as the Trustee may determine, the Trustee shall furnish to the Employer a report setting forth all investments, all receipts and disbursements, and all other financial transactions affecting the Trust Fund during the period since the preceding report.

     7.2 SETTLEMENT OF ACCOUNT -- If the Employer finds the Trustee's report to be correct, the Employer shall approve the report by signing one counterpart of the report and returning such counterpart to the Trustee. If within 60 days after receipt of the report, or of any amended report, the Employer has not signed and returned a counterpart to the Trustee, or filed with the Trustee notice of any objection to any act or transaction of the Trustee, the report, or amended report, shall be deemed to have been approved by the Employer. If any objection has been filed, and if the Employer is satisfied that it should be withdrawn, or if the account is adjusted to its satisfaction, the Employer shall in writing filed with the Trustee signify its approval of the report. Upon approval of the Trustee's report, pursuant to any provision of this Section 7.2, the Trustee shall be completely discharged and released, as if such report has been settled and allowed by a judgment or decree of a court of competent jurisdiction in an action or proceeding in which the Trustee and the Employer were parties.

     7.3 JUDICIAL SETTLEMENT -- The Trustee or the Employer shall have the right to apply at any time to a court of competent jurisdiction for judicial settlement of any report of the Trustee not previously settled as hereinabove provided. In any such action or proceeding, it shall be necessary to join as parties only the Trustee and the Employer (although the Trustee may also join such other parties as it may deem appropriate), and any judgment or decree entered therein shall be conclusive on all persons having or claiming an interest in the Trust Fund.

     7.4 DETERMINATION OF INTEREST UNDER PLAN OR IN TRUST FUND -- The Plan Administrator shall have authority to determine the interest of all persons in the Trust Fund or under the Plan, and the Trustee shall have no duty to question any direction given by the Plan Administrator to the Trustee. The Employer shall have authority to enforce this Agreement on behalf of all persons claiming any interest in the Trust Fund or under the Plan.

     7.5 LEGAL PROCEEDINGS -- In any legal proceedings involving the Trust Fund, only the Employer, the Plan Administrator and the Trustee shall be necessary parties and entitled to any notice or service of process with regard to such proceedings. Any judgment entered in such proceedings shall be conclusive upon all persons claiming any rights in the Trust Fund.

                                      VIII.
                 DURATION AND TERMINATION OF TRUST -- AMENDMENT

     8.1 DURATION AND TERMINATION -- This Trust shall continue for such time as may be necessary to accomplish the purpose for which it was created but may be terminated at any time by the Employer. Notice of such termination shall be given to the Trustee by an instrument in writing executed by the Employer. The Employer shall send a copy of such notice to each Participant and Former Participant.

     8.2 DISTRIBUTION UPON TERMINATION -- If this Trust is terminated, the Trustee, upon written direction of the Plan Administrator, shall liquidate the Trust Fund to the extent required for distribution and, after its final account has been settled as provided in Article VII, shall distribute the net balance thereof as provided in the Plan. Upon making such distributions, the Trustee shall be relieved from all further liability. The powers of the Trustee hereunder shall continue so long as any assets of the Trust Fund remain in its hands.

     8.3 AMENDMENT -- The Trust Agreement may be amended from time to time by the Employer and Trustee as provided in the Plan. In no event shall any amendment divert any part of the Trust Fund to purposes other than the exclusive benefit of Participants, Former Participants and their Beneficiaries, or payment of the expenses of the Trust Fund.



                                      IX.
                                  MISCELLANEOUS

     9.1 GOVERNING -- This Trust Agreement and the Trust hereby created shall be construed and regulated by the Code, the Act and the laws of the State of Colorado. In the event of any conflict between the Code or Act and the laws of Colorado, the provisions of said Code or Act shall govern.

     9.2 TITLES AND HEADINGS NOT TO CONTROL -- The titles to Articles and headings of Sections in this Trust Agreement are placed herein for convenience of reference only and, in case of any conflict, the text of this Agreement, rather than such titles or headings, shall control.

     9.3 TAX-EXEMPTION -- Unless otherwise advised, the Trustee may assume that the Plan at all times qualifies under Code ss. 401(a), that this Trust is at all times tax-exempt under Code ss. 501(a), and that the Employer or Plan Administrator will file all returns, reports, forms and schedules regarding the Plan required by the Code and Act, and rules and regulations issued thereunder.

     IN WITNESS WHEREOF, the parties have executed this Trust Agreement as of the 30th day of September, 1993.

Trustees:                                Employer:   UNION BANKSHARES, LTD.


/s/Herman J. Zueck
------------------------------           By: /s/Bruce E. Hall
Herman J. Zueck                             ------------------------------------
                                            Title: Vice President/Secretary

/s/Charles R. Harrison
------------------------------
Charles R. Harrison


/s/Bruce E. Hall
------------------------------
Bruce E. Hall

                           ADDENDUM TO TRUST AGREEMENT

                               INVESTMENT OPTIONS


     Section 2.2 PARTICIPANT DIRECTION OF CERTAIN INVESTMENT OPTIONS shall include the following Investment Options:

     *    Union Bankshares, Ltd. common stock

and the following no load mutual funds offered by American Funds:

     *    New Perspective Fund - a global growth fund

     *    Investment Company of America - A conservative domestic growth fund

     *    Income Fund of America - A balanced fund of stocks, bonds and cash

     * Bond Fund of America - A fixed income fund of corporate and government bonds

     *    Cash Management Trust of America - A money market fund.

     To the extent that the Investment Options in Section 2.2 of the Trust Agreement conflict with this Addendum, the Addendum shall control.